                                                                      EXHIBIT 12

                      TRANS-LUX CORPORATION & SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                NINE MONTHS
                                                                                                   ENDED
                                                   YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                        ----------------------------------------------     ---------------------
                                         1991     1992     1993       1994       1995       1995         1996
                                        ------   ------   ------     ------     ------     ------     ----------
                                             (DOLLARS IN THOUSANDS, EXCEPT RATIO)               (UNAUDITED)
Income from continuing operations
  before provision for income taxes
  per statement of income.............  $  542   $  741   $1,663(1)  $2,064(2)  $1,839     $1,262       $1,498
Add:
  Interest on indebtedness............   1,106    1,245    2,512(1)   1,293(2)   2,107      1,556        1,796
  Amortization of debt expense........      58       53       91        153        184        133           98
  Interest portion of rent
     expense(3).......................     101       96      102         88         79         57          106
                                        ------   ------   ------     ------     ------     ------       ------
          Income as adjusted..........  $1,807   $2,135   $4,368     $3,598     $4,209     $3,008       $3,498
                                        ======   ======   ======     ======     ======     ======       ======
Fixed charges:
  Interest on indebtedness............  $1,106   $1,245   $2,512(1)  $1,293(2)  $2,107     $1,556        1,796
  Amortization of debt expense........      58       53       91        153        184        133           98
  Capitalized interest................      --       49       --         40         --         --           --
  Interest portion of rent
     expense(3).......................     101       96      102         88         79         57          106
                                        ------   ------   ------     ------     ------     ------       ------
          Fixed charges...............  $1,265   $1,443   $2,705     $1,574     $2,370     $1,746        2,000
                                        ======   ======   ======     ======     ======     ======       ======
Ratio of earnings to fixed charges....     1.4      1.5      1.6        2.3        1.8        1.7          1.7


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(1) 1993 reflects the impact of an assessment of related interest expense incurred resulting from a prior year state income tax audit.

(2) 1994 reflects the positive impact of a settlement related to the 1993 assessment described in footnote No. 1 above.

(3) The interest portion of rent expense is assumed to be one-third of rent expense.